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                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                      SCHEDULE 14A

                                     (RULE 14A-101)

                          INFORMATION REQUIRED IN PROXY STATEMENT
                                   SCHEDULE 14A INFORMATION

                       Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 (Amendment No. ________)

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:

/ /  Preliminary proxy statement               / /  Confidential, for use of the Commission only
                                                    (as permitted by Rule 14a-6(e)(2))
/ /  Definitive proxy statement

/x/  Definitive additional materials

/ /  Soliciting material under Rule 14a-12

                                 SIMPSON INDUSTRIES, INC.
                    ------------------------------------------------
                    (Name of Registrant as Specified in Its Charter)

                    MMI INVESTMENTS II-A, L.P.; MCM MANAGEMENT, LLC;
                  MILLBROOK CAPITAL MANAGEMENT, INC.; JOHN S. DYSON;
           CLAY B. LIFFLANDER; ALAN L. RIVERA; ROBERT B. KAY AND JEROME LANDE
                    ------------------------------------------------
         (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /x/  No fee required.
     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11

     (1)  Title of each class of securities to which transaction applies:

     Not Applicable
     -------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

     Not Applicable
     -------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined)

     Not Applicable
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MMI Investments II-A, L.P.
April 11, 2000
Page 2

     (4) Proposed maximum aggregate value of transaction:

     Not Applicable
     -------------------------------------------------------

     (5) Total fee paid:

     Not Applicable
     -------------------------------------------------------

/ / Fee paid previously with preliminary materials

-------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
     Not Applicable
     -------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
     Not Applicable
     -------------------------------------------------------

     (3) Filing Party:
     Not Applicable
     -------------------------------------------------------

     (4) Date Filed:
     Not Applicable
     -------------------------------------------------------


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                        [D.F. KING & CO. LETTERHEAD]

PRESS RELEASE

CONTACTS:

Jerome Lande
MMI Investments
(212) 586-4333

Thomas A. Long
D. F. King & Co., Inc.
(212) 269-5550

FOR IMMEDIATE RELEASE

                     INSTITUTIONAL SHAREHOLDER SERVICES ENDORSES
           MMI INVESTMENTS ON ALL POINTS IN SIMPSON INDUSTRIES PROXY CONTEST:
                      BOARD SEATS AND SHAREHOLDER VALUE PROPOSAL


     New York, NY, April 11, 2000 - MMI Investments announced today that Institutional Shareholder Services, Inc. (ISS), the leading independent proxy-voting advisor to the institutional investment community, has recommended that Simpson shareholders vote to elect MMI's three nominees to the ten-member Board of Directors of Simpson Industries, Inc. (NASDAQ: SMPS). MMI announced that ISS has also endorsed MMI's Shareholder Value Proposal which recommends that Simpson's Board explore the potential value creation for Simpson shareholders through the solicitation of offers, by an independent investment bank, for the sale of Simpson at an attractive price.

     In recommending that Simpson shareholders support MMI's director nominees, ISS said: "All three nominees have public company board experience and manufacturing company experience, with some exposure to the auto industry. Their single biggest qualifying factor, however, is their significant level of stock ownership (and consequent alignment with outside shareholders). If the MMI nominees are elected, the ownership of company stock by the board and executive officers would effectively double." With regard to MMI's Shareholder Value Proposal, the report said: "...there may be little expected upside from the prospect of the company pursuing its strategic plan independently...there is more potential for significant price appreciation due to a strategic transaction." ISS's recommendation concluded: "In our opinion, the addition of a minority group of board members whose interests are completely tied to appreciation of



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MMI Investments II-A, L.P.
April 11, 2000
Page 2

the company's stock price and whose basis in the stock is similar to, if not higher than, most other shareholders is a desirable situation for outside owners of the firm..."

     Clay B. Lifflander, President of MMI, commented: "ISS's reputation for independent, objective and thoughtful analysis is unparalleled and we are delighted to have their support in this contest. ISS has provided the shareholders of Simpson with a crystal-clear endorsement of MMI's position that the issues facing Simpson require the kind of serious leadership and direction that Simpson has lacked in recent years. We understand the natural skepticism that any serious investor must bring to a proxy contest; that is why we are so pleased that Simpson shareholders now can rely upon the opinion of a well-respected and independent body such as ISS."

     Mr. Lifflander added: "We believe that the issues before the shareholders at this year's annual meeting are the most important in Simpson's 66-year history. In order that we meet these challenges with the necessary leadership and direction, we hope all Simpson shareholders will vote to support MMI's three director nominees and Shareholder Value Proposal."

     Institutional Shareholder Services, based in Rockville, Maryland, is a longstanding, independent advisor to many major institutional shareholders on proxy contests, corporate governance and related issues. Simpson shareholders will decide these issues at Simpson Industries' Annual Meeting on Tuesday, April 18.

     MMI Investments II-A, LP, owner of 4.7% of Simpson's stock, is a private investment firm located in New York, NY with investments in publicly traded securities that it believes are substantially undervalued. MMI has retained
D. F. King & Co., Inc. to assist it with the proxy solicitation. To obtain copies of MMI's proxy materials, King may be reached toll-free at (888) 242-8149.

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